Exhibit 5.1

March 20, 2002

The Board of Directors
First Community Financial Group, Inc.
721 College Street S.E.
P.O. Box 3800
Lacey, Washington 98509

  Re:    Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to 390,892 shares of common stock, no par value per share (the "Shares"), of First Community Financial Group, Inc., a Washington corporation ("FCFG") authorized for issuance upon exercise of options granted under FCFG's (i) 1989 Employee Stock Option and Restricted Stock Award Plan ("1989 Employee Plan"); (ii) 1992 Stock Option Plan for Nonemployee Directors ("1992 Director Plan"); (iii) 1994 Stock Option Plan for Nonemployee Directors, as amended ("1994 Director Plan"); and (iv) 1999 Employee Stock Option Plan ("1999 Employee Plan"). The 1989 Employee Plan, 1992 Director Plan, 1994 Director Plan and 1999 Employee Plan are collectively referred to as the "Plans."

        In connection with the offering of the Shares, we have examined: (i) the Plans, which are filed as Exhibits 99.1, 99.2, 99.4 and 99.6, respectively, to the Registration Statement; (ii) the Registration Statement, including the remainder of the exhibits; and (iii) such other documents as we have deemed necessary to form the opinions hereinafter expressed. As to various questions of fact material to such opinions, where relevant facts were not independently established, we have relied upon statements of officers of FCFG.

        Our opinion assumes that the Shares are issued in accordance with the terms of the respective Plans after the Registration Statement has become effective under the Act.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, or any portion of the Shares, have been duly authorized and that, upon the due execution by FCFG and the registration of the Shares, issuance by FCFG and receipt of the consideration for the Shares, consistent with the terms of the respective Plans, the Shares will be validly issued, fully paid, and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      GRAHAM & DUNN PC

                      /s/  GRAHAM & DUNN PC